AGREEMENT IN PRINCIPLE

                            CRYOPAK INDUSTRIES INC.
                           Suite 1120-625 Howe Street
                            Vancouver, B.C. V6C 2T6

                                                              September 15, 1999

Charn and Lisa Rai
913 Henley Street
New Westminster, B.C.
V3M 4B9

Dear Mr. and Mrs. Rai:

RE: PURCHASE OF NORTHLAND ICE-GEL INC. AND NORTHLAND CUSTOM PACKAGING INC. (COLLECTIVELY ("NORTHLAND")

This is to inform you that we have reached an agreement in principle in respect of our purchase from you of your 100% equity interest in Northland. The basic terms are as follows:

1.   You will sell your 100% equity interest to us.

2. We will pay $2,000,000 in cash to you and assume up to $200,000 of Northland debt; but if the debt is less than $200,000 we will pay in cash the corresponding amount to you.

3. We will issue 667,000 common shares to you at a deemed value of $0.75 per share.

4. We will also issue 500,000 performance escrow shares to you at a deemed value of $0.75 per share, such shares to be released from escrow at the rate of 100,000 shares per year based upon Northland achieving a minimum $700,000 EBITDA per year.

5. Northland will enter into a 5 year employment contract with Mr. Rai. He will receive an annual salary of $100,000 and a bonus at the end of year 1 eaqual to 25% of EBITDA above $700,000. The bonus structure in years 2-5 is to be negotiated at the beginning of year 2 and will be subject to mutual agreement. He will maintain his club membership and leased car. We will grant incentive stock options to him in respect of 250,000 common shares, which will vest at the rate of 50,000 per year.

6. Northland will also enter into a 5 year employment contract with Raj Gill. He will receive an annual salary of $60,000 and will also receive a bonus to be determined. He will maintain his club membership and leased car. We will grant incentive stock options to him in respect of 100,000 common shares, which will vest at the rate of 20,000 per year.

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7.   This  agreement  in  principle  is to be replaced as quickly as  reasonably possible with a binding formal purchase agreement. We will pay a $50,000 deposit to you on the signing of the purchase agreement. This deposit will be non-refundable in the event that we are at fault for failing to close this purchase.

8. The purchase agreement will be subject to satisfactory due diligence by us and to the approval of the Vancouver Stock Exchange. It will also be subject to us obtaining a valuation of Northland for a minimum of $3,000,000 in a form acceptable to the Vancouver Stock Exchange.

9. The purchase agreement will clarify your respective ownership interests in Northland as well as the allocation of the aforesaid cash and shares.

Kindly confirm that the foregoing accurately reflects the terms of our agreement in principle by signing where indicated below. We will then immediately initiate the process of drafting the formal purchase agreement.

Yours truly

Cryopak Industries, Inc.

Per:  /s/ Harry Bygdnes
      -----------------
      Harry Bygdnes, President

Confirmed as of the above date:

/s/ Charn Rai
-------------
Charn Rai


/s/ Lisa Rai
------------
Lisa Rai